CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 17 to Registration Statement No. 33-59004 on Form N-1A of our report dated May 19, 2006, relating to the financial statements and financial highlights of Morgan Stanley Global Dividend Growth Securities (the "Fund") appearing in the Annual Report on Form N-CSR of the Fund for the year ended March 31, 2006, and to the references to us on the cover page of the Statement of Additional Information and under the captions "Financial Highlights" in the Prospectus and "Custodian and Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.


Deloitte & Touche LLP
New York, New York
July 24, 2006